Exhibit 10.01

May 06, 2005

Subramanian Sundaresh

Dear Sundi:

On behalf of Adaptec, Inc., I am pleased to offer you the position of Executive Vice President, reporting to me.  I am confident that you will provide the senior leadership that will continue to enhance our customer and stockholder value.

Your initial base salary will be $325,000 per year. You will also be eligible to participate in the Quarterly Variable Incentive Plan (VIP) and the Annual Incentive Plan (AIP), which targets a percentage of your base salary to be paid.  The VIP is based on achievement of quarterly objectives and is targeted at 4% of your base pay.  The AIP is based on Company achievement of revenue and operating profit before taxes and is targeted at 60% of your base salary.  Actual bonus payout will vary based on Company and individual performance.

In accordance with the Company’s Stock Option Plan, the Compensation Committee of our Board of Director’s approved that you be granted an option to purchase 300,000 shares of Adaptec stock.  The Option shall be an “Incentive Stock Option” to the maximum limit allowable under the 2004 Plan and IRS regulations. Any portion of this Option in excess of the 2004 Plan and IRS limitations shall be deemed to be a Non-Qualified Stock Option.  The exercise price of the Option shall be the fair market value of Adaptec’s common stock on the date of grant.  The price is set at the closing market price the day prior to your first date of employment with Adaptec. These options will vest 20% on the one-year anniversary of your hire date and quarterly thereafter, at 5.00% and will be fully vested at the end of five years.

Adaptec provides a full range of company paid benefits including a flexible program that provides employees with “credits” to purchase coverage tailored to individual needs. Since you are a re-hire to Adaptec you will receive service credit for both vacation and years of employment.  Therefore, you will begin accruing vacation as a 63 month employee at a rate of 16 days per year.  You will not receive service credit for the sabbatical benefit.  We also agreed that you will be eligible for three additional weeks of paid time off during August, 2005.

As a Vice President, you may elect to defer up to 100% of your salary and/or bonus income under the Deferred Compensation Plan.  In addition, you will receive a $650 per month car allowance, a free annual physical, a health club subsidy, and financial planning assistance up to $2,500 net per year.

This offer is contingent upon your ability to comply with the employment authorization provisions of the Immigration & Naturalization Act. Specifically, you will need to be able to demonstrate through documentation, and to sign a Declaration under penalty of perjury that you are authorized to work in the United States.  If your ability to execute INS form I-9 depends upon Adaptec filing and receiving approval of a nonimmigrant visa (other than an H-1B change-of-employer) petition for you, Adaptec reserves the right to unilaterally revoke this offer of employment by notice to you. Adaptec will not normally exercise this right unless, at the end of a 120-day period from the date a NIV or IV petition is filed for you, you are unable to appear for work due to lack of employment authorization.  In addition, this offer is contingent upon the successful completion of your background investigation.

This offer will remain valid for seven days from the date of this letter unless we notify you otherwise.  You should understand that this offer does not constitute a contract of employment for any specified period of time but will create an “employment at will” relationship.  Please sign this letter, indicating acceptance of this offer and your anticipated start date.  Return the signed copy to Shirley Olerich, Vice President – Human Resources (M/S 15A) and retain one copy for your records.

Please review and complete the enclosed forms.  During orientation, you will be asked to show the appropriate documents.  Please contact Lundyn LaFleur in Human Resources lundyn_lafleur@adaptec.com or 957-6610 to arrange for your orientation.

We are confident you will make a major contribution to our success and are looking forward to having you join us.

Sincerely,

/s/ Shirley B. Olerich

Shirley B. Olerich
Vice President, Human Resources

C: Robert N. Stephens

Attachments

/s/ Subramanian Sundaresh	Accepted

5/23/05	Anticipated Start Date (preferably a Monday)

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